•	EXCEL CORP ANNOUNCES PURCHASE OF EFASHION SOLUTIONS, LLC SENIOR SECURED NOTE

•	Excel Corp. Subsidiary raises equity of $1,050,000

New York, New York: January 26, 2012 – Excel Corp. (“EXCC”)

Excel Corp. today announced that it has acquired, through its wholly-owned subsidiary, XLFashions, Inc. (“XL”), a $3.4mm principal amount senior secured Note and related rights of eFashion Solutions, LLC (“eFashion”) from its senior secured lender. The Note was acquired as a step to a potential future transaction with eFashion.

In January 2012, Excel entered into a Term Sheet with E Fashion detailing the terms of a potential transaction between eFashion and Excel. Ruby Azrak, CEO of Excel Corp. and XL, is a fashion and licensing industry veteran that has assembled a group of successful fashion industry entrepreneurs. Mr. Azrak expects his team to bring guidance and financial and management experience to eFashion in the event a transaction is consummated.

Any transaction with eFashion is contingent upon the completion of a number of conditions, including the execution of a definitive binding agreement with eFashion, reorganization of eFashion debt and equity and the completion and delivery by E Fashion of audited financial statements for fiscal 2010 and 2011.

About eFashion Solutions

eFashion Solutions, LLC was founded in 2000 to provide e-commerce and Flash sales capabilities as a service to branded fashion designers & manufacturers. The company has invested in building a technical & logistical infrastructure coupled with workflow process and merchandising intelligence systems focused to scaling the e-commerce operations of third party web stores and creating a unique marketing platform for driving incremental sales to client's websites.

About Excel Corp.

Excel is a licensing company focused on bringing national and international brands to the retail marketplace. The Company develops and acquires brands and enters into strategic licenses and distribution agreements with partners who have the ability to develop, design, manufacture and distribute licensed products.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's current and intended operations and restructuring plans . These plans and statements are based on management's estimates and assumptions with respect to future events and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

EXCEL CORP.

1384 Broadway

17th Floor

New York, NY 10018

Contact: Ruby Azrak, CEO

212-921-2000